                                                                      EXHIBIT 21


                     SIGNIFICANT SUBSIDIARIES OF GENZYME

                                                                Jurisdiction of
Name                    Direct Parent           Ownership       Incorporation
- ----                    -------------           ---------       -------------

Allston Landing         Genzyme Corporation     100%            Massachusetts
Corporation

Allston Landing         Genzyme Corporation     100%            Massachusetts
Corporation II

Genetic Design, Inc.    Genzyme Corporation     100%            Minnesota

Genzyme B.V.            Genzyme Corporation     100%            Netherlands

Genzyme Development     Genzyme Corporation     100%            Massachusetts
Corporation

Genzyme Export          Genzyme Corporation     100%            U.S. Virgin
Corporation                                                     Islands

Genzyme International   Genzyme Corporation     100%            Massachusetts
Managers Corporation

Genzyme Japan K.K.      Genzyme Corporation     100%            Japan

Genzyme Limited         Genzyme Corporation     100%            U.K.

Genzyme Securities      Genzyme Corporation     100%            Massachusetts
Corporation

Genzyme S.R.L.          Genzyme Corporation      95%            Italy

Genzyme Transgenics     Genzyme Corporation      48%            Massachusetts
Corporation

Genzyme Virotech GmbH   Genzyme Corporation     100%            Germany

Medix Biotech, Inc.     Genzyme Corporation     100%            California

Sygena A.G.             Genzyme Corporation      51%            Switzerland

Vivigen, Inc.           Genzyme Corporation     100%            New Mexico